KPMG LLP
Chartered Accountants	Telephone (416) 777-8500
Suite 3300 Commerce Court West	Telefax (416) 777-8818
PO Box 31 Stn Commerce Court	www.kpmg.ca
Toronto ON M5L 1B2

Alberta Securities Commission
British Columbia Securities Commission
Manitoba Securities Commission
Ontario Securities Commission
Commission des valeurs mobilières du Québec

Ladies and Gentlemen

Re: FNX Mining Company Inc.

We have read the Notice of FNX Mining Company Inc. dated November 6, 2003 and are in agreement with the statements contained in such Notice.

Yours very truly

KPMG LLP
Chartered Accountants

Toronto, Ontario
November 12, 2003